Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-107240) of TEGNA Inc.,
(2) Registration Statement (Form S-8 No. 333-115135) of TEGNA Inc.,
(3) Registration Statement (Form S-8 No. 333-160838) of TEGNA Inc.,
(4) Registration Statement (Form S-8 No. 333-171027) of TEGNA Inc.,
(5) Registration Statement (Form S-8 No. 333-204704) of TEGNA Inc. and
(6) Registration Statement (Form S-3 No. 333-224507) of TEGNA Inc.

of our reports dated March 1, 2019, with respect to the consolidated financial statements of TEGNA Inc. and the effectiveness of internal control over financial reporting of TEGNA Inc. included in this Annual Report (Form 10-K) of TEGNA Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
March 1, 2019